PROSPECTUS SUPPLEMENT DATED OCTOBER 8, 1999     FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus Dated October 1, 1999)                     SEC FILE NO. 333-84661


                                 $100,000,000
                                 ITC/\DeltaCom
                4 1/2% Convertible Subordinated Notes Due 2006

  This prospectus supplement relates to resales by the holders of ITC/\DeltaCom, Inc.'s 4 1/2% Convertible Subordinated Notes due 2006 and the shares of ITC/\DeltaCom's common stock, par value $.01 per share, issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated October 1, 1999, which is to be delivered with this prospectus supplement.

  The information appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information included in the table below. Information in the table is as of September 30, 1999, except as otherwise indicated in footnote 6:


                                     Principal
                                     Amount of
                                       Notes             Principal
                                   Beneficially          Amount of         Common
                                    Owned Prior            Notes         Stock Owned        Common
                                      to the              Offered        Prior to the    Stock Offered
        Name                         Offering              Hereby         Offering(1)       Hereby(2)
        ----                       -------------         ----------      ------------    -------------
Bear Stearns & Co...........         $  1,375,000         $  1,375,000         51,556           51,556
White River
 Securities LLC.............         $  1,375,000         $  1,375,000         51,556           51,556
 JMG Convertible
  Investments, L.P..........         $  1,250,000         $  1,250,000         46,869           46,869
 Triton Capital
  Investments, Ltd..........         $  5,250,000         $  5,250,000        196,850          196,850
 Greyhound Lines............         $    100,000         $    100,000          3,749            3,749
 LDG Limited................         $    150,000         $    150,000          5,624            5,624
 TQA Leverage
   Fund, L.P................         $    500,000         $    500,000         18,747           18,747
 TQA Vantage
   Fund, Ltd................         $  1,000,000         $  1,000,000         37,495           37,495
 TQA Vantage Plus
   Fund, Ltd................         $    350,000         $    350,000         13,123           13,123
 BankAmerica Pension
  Plan......................         $  1,000,000         $  1,000,000         37,495           37,495
 Duckbill & Co..............         $  1,500,000         $  1,500,000         56,242           56,242
 Employee Benefit
  Convertible Securities
  Fund......................         $    225,000         $    225,000          8,436            8,436
 Nations Capital
   Income Fund..............         $  3,550,000         $  3,550,000        133,108          133,108
 Pacific Innovations Trust
  Capital Income Fund.......         $    225,000         $    225,000          8,436            8,436


                                     Principal
                                     Amount of
                                       Notes             Principal
                                   Beneficially          Amount of         Common
                                    Owned Prior            Notes         Stock Owned        Common
                                      to the              Offered        Prior to the    Stock Offered
        Name                         Offering              Hereby         Offering(1)       Hereby(2)
        ----                       -------------         ----------      ------------    -------------
Forest Global Convertible
 Fund Series A-5............        $  6,850,000         $  6,850,000        256,842          256,842
Sylvan IMA Ltd. c/o Forest
 Investment Management LLC..        $    750,000         $    750,000         28,121           28,121
Forest Performance Fund.....        $    135,000         $    135,000          5,061            5,061
Forest Alternative
 Strategies Fund II LP
 Series A 5 M...............        $    100,000         $    100,000          3,749            3,749
Forest Alternative
 Strategies Fund II LP
 Series A 5 I...............        $    260,000         $    260,000          9,748            9,748
Forest Fulcrum Fund LP......        $  3,720,000         $  3,720,000        139,482          139,482
Morgan Stanley Dean
 Witter(3)(6)...............        $ 12,250,000         $ 12,250,000        459,317          459,317
Bankers Trust, Trustee for
 Chrysler Corp. Emp #1
 Pension Plan dated
 4/1/89(6)..................        $  1,439,000         $  1,439,000         53,955           53,955
Chase Manhattan N.A.,
 Trustee for IBM Retirement
 Plan dated 12/18/45(6)......       $  1,957,000         $  1,957,000         73,378           73,378
State Street Bank, Custodian
 for GE Pension Trust(6).....       $    762,000         $    762,000         28,571           28,571
Franklin & Marshall
 College(6)..................       $    110,000         $    110,000          4,124            4,124
Penn Treaty Network America
 Insurance Company(6)........       $     96,000         $     96,000          3,599            3,599
Value Line Convertible
 Fund, Inc...................       $    500,000         $    500,000         18,747           18,747
Alexandra Global Investment
 Fund I Ltd..................       $  3,000,000         $  3,000,000        112,485          112,485
Partner Reinsurance
 Company, Ltd...............        $    350,000         $    350,000         13,123           13,123
LLT Limited.................        $    180,000         $    180,000          6,749            6,749
Conseco Senior Health
 Insurance Company -
 Convertible................        $    625,000         $    625,000         23,434           23,434
Conseco Health Insurance
 Company-Convertible........        $    625,000         $    625,000         23,434           23,434
Conseco Funds Group -
 Convertible................        $  1,000,000         $  1,000,000         37,495           37,495
RS Midcap Opportunities
 Fund.......................        $  1,000,000         $  1,000,000         37,495           37,495

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


                                     Principal
                                     Amount of
                                       Notes             Principal
                                   Beneficially          Amount of         Common
                                    Owned Prior            Notes         Stock Owned        Common
                                      to the              Offered        Prior to the    Stock Offered
        Name                         Offering              Hereby         Offering(1)       Hereby(2)
        ----                       -------------         ----------      ------------    -------------
 BNP Arbitrage SNC..........         $  3,000,000         $  3,000,000        112,485          112,485
 Highbridge International
   LLC......................         $  6,255,000         $  6,255,000        234,533          234,533
AFTRA Health Fund...........         $    250,000         $    250,000          9,373            9,373
Mainstay Convertible Fund...         $  3,000,000         $  3,000,000        112,485          112,485
Coditec International Ltd.
 E (VBL)....................         $     50,000         $     50,000          1,874            1,874
Faria Fund Ltd..............         $     50,000         $     50,000          1,874            1,874
Federated Utility
 Fund, Inc..................         $  7,700,000         $  7,700,000        288,713          288,713
Federated Insurance Series,
 on behalf of its Federated
 Utility Fund II............         $    850,000         $    850,000         31,871           31,871
SunAmerica Series Trust, on
 behalf of its Federated
 Utility Portfolio..........         $    470,000         $    470,000         17,622           17,622
California Public Employees
 Retirement System..........         $  2,000,000         $  2,000,000         74,990           74,990
New York Life Insurance &
 Annuity Corporation(6).....         $  1,750,000         $  1,750,000         65,616           65,616
New York Life Insurance
 Company(6).................         $  4,000,000         $  4,000,000        149,981          149,981
First Mercury Insurance
 Company--
 Total Return...............         $     20,000         $     20,000            749              749
Century National Insurance
 Company....................         $    300,000         $    300,000         11,248           11,248
Nalco Chemical
 Company....................         $    250,000         $    250,000          9,373            9,373
State of Oregon Equity......         $  5,325,000         $  5,325,000        199,662          199,662
Delaware PERS...............         $  1,400,000         $  1,400,000         52,493           52,493
ICI American Holdings
 Trust......................         $    600,000         $    600,000         22,497           22,497
Zeneca Holdings Trust.......         $    600,000         $    600,000         22,497           22,497
Pacific Life Insurance
 Company....................         $  1,000,000         $  1,000,000         37,495           37,495
Pitney Bowes Retirement
 Fund.......................         $  2,000,000         $  2,000,000         74,990           74,990
Sage Capital................         $  1,300,000         $  1,300,000         48,743           48,743
         Subtotal(7)........         $ 95,729,000         $ 95,729,000      3,589,388        3,589,388

Any other holder of notes
 or future transferee from
 any such holder(4)(7)......         $  4,271,000         $  4,271,000        160,142(5)       160,142(5)
         Total..............         $100,000,000         $100,000,000      3,749,531        3,749,531

________________________
(1) Comprises the shares of common stock owned by each selling holder prior to the offering, including the shares of common stock into which the notes held by the selling holder are

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    convertible at the initial conversion rate of $26.67 per share, excluding fractional shares. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances, which are described in more detail under "Description of Notes--Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(2) Assumes conversion into common stock of the full amount of notes held by the selling holder at the initial conversion rate of $26.67 per share and the offering of those shares by the selling holder pursuant to this prospectus. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances which are described in more detail under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The selling holders may offer and sell pursuant to the prospectus, their notes, the shares of common stock into which the notes are convertible, or both.

(3) Morgan Stanley & Co. Incorporated acted as a placement agent in connection with the offer and sale of the notes in May 1999 and as lead underwriter in the May 1999 public offering and sale of 5.25 million shares of ITC/\DeltaCom's common stock. In addition, Morgan Stanley & Co. Incorporated acted as a placement agent in connection with the offer and sale of our 11% Senior Notes in November 1997, our 8 7/8% Senior Notes in March 1998 and our 9 3/4% Senior Notes in November 1998.

(4) Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, as required. No holder may offer notes pursuant to this prospectus until such holder is included as a selling holder in a supplement to this prospectus in accordance with the registration rights agreement.

(5) Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $26.67 per share.

(6) Information with respect to this selling holder is as of October 5, 1999.

(7) Reflects information as of September 30, 1999, except with respect to those selling holders for which the information included in the table is as of October 5, 1999. See footnote 6.

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